Media Contact:                        Investor Contact:
Greg Berardi                          Dan Rumsey, General Counsel and Acting CFO
415-239-7826                          408-866-3666
greg@bluemarlinpartners.com           dan.rumsey@p-com.com

                                      EVC Group, Inc.
                                      Doug Sherk, Jennifer Beugelmans
                                      (415) 896-6820
                                      dsherk@evcgroup.com

             P-COM REPORTS CONTINUED PROGRESS IN THE SECOND QUARTER

               Balance Sheet Restructuring Substantially Complete
                   Company Continues to Streamline Operations

CAMPBELL, CA., July 29, 2004 - P-Com, Inc. (OTBB: PCMC), a worldwide provider of wireless telecom products and services, today reported net sales of $6.9 million in the second quarter of 2004, a 39% improvement compared with $5.0 million reported for the second quarter of 2003. The Company reported $6.8 million in revenue for the first quarter of 2004.

Gross profit margin was 29% in the second quarter of 2004, compared with 17% reported in the second quarter of 2003 and 25% reported in the first quarter of 2004. Operating expenses were $4.1 million for each of the second quarters ended June 30, 2004 and 2003, compared with $3.9 million for the first quarter of 2004.

Income from continuing operations for the quarter ended June 30, 2004 was $6.3 million, compared with a loss from continuing operations of $4.3 million in the second quarter of 2003 and $2.3 million in the first quarter of 2004. The income reported in the quarter ended June 30, 2004 was principally due to non-cash, non-recurring gains resulting from vendor settlements. Including a non-cash accretion of $673,000 for preferred stock, the net income attributable to common stockholders for the quarter ended June 30, 2004 was $0.40 per common share, compared with a loss of $4.44 per common share for the second quarter of 2003 and $0.30 per share for the first quarter of 2004. All shares and per share calculations reflect the 1-for-30 reverse stock split effective July 19, 2004.

Revenue for the six-month period ended June 30, 2004 was $13.8 million compared with $9.6 million reported during the comparable period of 2003. Net income for the six-month period ended June 30, 2004, including a one-time gain on reversal of accrued payables, was $3.9 million, compared with a loss of $16.4 million reported during the same period of 2003.

"With the successful execution of our balance sheet restructuring strategy, we are now well-positioned to execute our plans to grow sales and further streamline our operating infrastructure," said Sam Smookler, President and CEO of P-Com. "The second quarter represented our fifth consecutive quarter of revenue growth and we believe that several new product introductions that are planned for late 2004 and 2005 coupled with our focus on, and increased resource commitment to, sales and marketing will allow us to build on this positive trend and achieve profitability in 2005," Mr. Smookler added.

The Company expects to see a significant decrease in total expenses beginning in 2005 as legacy expenses associated with prior operations and discontinued product lines wind down. Beginning in the first quarter of 2005, the Company expects to reduce quarterly expenses relating to legacy items to approximately $400,000 from the current level of approximately $750,000 per quarter. By the end of 2005, the Company expects to fully exit from approximately $3.2 million in obligations related to legacy items.As of June 30, 2004, the Company had approximately $4.9 million in cash and cash equivalents compared with approximately $6.2 million as of December 31, 2003.Looking ahead, Acting CFO and General Counsel Dan Rumsey said, "While the market is not recovering as quickly as some industry analysts and we had anticipated, we continue to believe that achieving $30 million in revenue in 2004, although challenging, is still within reach. In addition, our focus on streamlining our infrastructure and terminating legacy obligations will allow us to dramatically reduce costs and improve operating performance heading into 2005."

Conference Call Management will host a conference call to discuss P-Com's second quarter results today, Thursday, July 29, 2004, at 2:00 p.m. Pacific, 5:00 p.m. Eastern time. The dial-in number for the call is 800-257-2101 for domestic participants and 303-275-2170 for international participants. A live webcast will also be available on the Company's website at www.p-com.com on the Investor Relations page.

A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available through 11:59 p.m. Pacific Time on Thursday, August 5, 2004. This replay can be accessed by dialing 800-405-2236 for domestic caller and 303-590-3000 for international callers, both using the passcode 11002720#. An archived copy of the webcast will also be available following the call on the Company's website.

About P-Com, Inc.

P-Com, Inc. develops, manufactures, and markets point-to-point, spread spectrum and point-to-multipoint, wireless access systems to the worldwide telecommunications market. P-Com's broadband wireless access systems are designed to satisfy the high-speed, integrated network requirements of Internet access and private networks.. Cellular and personal communications service (PCS) providers utilize P-Com point-to-point systems to provide backhaul between base stations and mobile switching centers. Government, utility, and business entities use P-Com systems in public and private network applications. For more information visit www.p-com.com or call 408-866-3666.

Safe Harbor Statement

Statements that are forward looking and involve known and unknown risks and uncertainties may cause P-Com's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to: the ability to achieve positive cash flow given the Company's existing and anticipated operating and other costs and current sales trends; the Company's cash position and its need to raise additional capital, and whether that capital is available on acceptable terms, if at all; the Company's ability to negotiate payment terms with its creditors, including its equipment lease vendors, and settle outstanding litigation; the continued intense competition from leading telecommunications equipment and technology suppliers resulting in lower average selling prices; fluctuations in customer demand; reliance upon subcontractors; the ability of P-Com's customers to finance their purchases; the timing of new technology and product introductions; and the risk of early obsolescence. Many of these risks and uncertainties are beyond P-Com's control. Reference is made to the discussion of risk factors detailed in P-Com's filings with the Securities and Exchange Commission including its reports on Form 10-K, 10-Q and 8-K.

                                   P-Com, Inc.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share data, unaudited)

                                                Three months ended June 30, Six months ended June 30,
                                                   2004          2003         2004           2003
                                                 --------      --------      --------      --------
    Sales                                        $  6,917      $  4,965      $ 13,754      $  9,582

    Cost of sales                                   4,925         4,124        10,024        11,750
                                                 --------      --------      --------      --------
 Gross profit (loss)
                                                    1,992           841         3,730        (2,168)
                                                 --------      --------      --------      --------

Gross margin                                           29%           17%           27%         -23%
   Operating expenses:

   Research and development/engineering             1,258         1,706         2,515         3,625

   Selling and marketing                            1,735           827         3,186         1,762

   General and administrative                       1,070         1,551         2,253         3,186

   Asset impairment and restructuring charges          --         2,763            --         3,362
                                                 --------      --------      --------      --------

      Total operating expenses                      4,063         6,847         7,954        11,935
                                                 --------      --------      --------      --------

   Operating expense as a percentage of sales          59%          138%           58%          125%

 Operating loss
                                                   (2,071)       (6,006)       (4,224)      (14,103)

 Interest expense
                                                      (87)         (607)         (162)       (1,124)
 Gain on debt extinguishment
                                                       --         1,500            --         1,500
 Other income (expense), net
                                                    8,411           855         8,298           953
                                                 --------      --------      --------      --------

 Income (loss) from continuing operations
                                                    6,253        (4,258)        3,912       (12,774)
                                                 --------      --------      --------      --------

Discontinued operations
                                                       --        (1,767)          (40)       (3,625)
                                                 --------      --------      --------      --------
Net income (loss)                                   6,253        (6,025)        3,872       (16,399)


Accretion to increase preferred stock to
redemption values                                    (673)           --        (1,449)           --
                                                 --------      --------      --------      --------
Income (loss) applicable to common
stockholders                                     $  5,580      $ (6,025)     $  2,423      $(16,399)
                                                 ========      ========      ========      ========

Basic net income (loss) per share:
   Income (loss) from continuing operations      $   0.62      $  (3.14)     $   0.28      $  (9.92)

   Income (loss) from discontinued operations          --         (1.30)        (0.00)        (2.81)
                                                 --------      --------      --------      --------
Basic net income (loss) per share applicable
 to common stockholders                          $   0.62      $  (4.44)     $   0.28      $ (12.73)
                                                 ========      ========      ========      ========

 Shares used in basic per share computation
                                                    9,015         1,358         8,584         1,288
                                                 ========      ========      ========      ========

Diluted net income (loss) per share:
   Income (loss) from continuing operations      $   0.40      $  (3.14)     $   0.26      $  (9.92)

   Income (loss) from discontinued operations          --         (1.30)        (0.00)        (2.81)
                                                 --------      --------      --------      --------
Diluted net income (loss) per share
applicable to
   common stockholders                           $   0.40      $  (4.44)     $   0.26      $ (12.73)
                                                 ========      ========      ========      ========

 Shares used in diluted per share computation
                                                   15,452         1,358        15,021         1,288
                                                 ========      ========      ========      ========

                                   P-Com, Inc.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands, unaudited)

                                                June 30,     Dec 31,
ASSETS
                                                 2004        2003
                                              ---------     ---------
Current assets:
   Cash and cash equivalents                  $   4,876     $   6,185

   Accounts receivable, net                       6,508         4,801

   Inventory                                      4,304         5,258

   Prepaid expenses and other assets              2,429         2,216

   Assets of discontinued operations                 --            40
                                              ---------     ---------
     Total current assets
                                                 18,117        18,500

Property and equipment, net                       2,203         3,807

Goodwill                                         11,991        11,981

Others Assets                                       319           277
                                              ---------     ---------
Total  Assets                                 $  32,630     $  34,565
                                              =========     =========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                           $   4,108     $   4,035

   Other accrued liabilities                      7,499         8,226

   Loan payable to bank                              --             1

   Promissory note                                  986            --

   Deferred contract obligations                     --         8,000

   Note payable-current                             350            --

   Liabilities of discontinued operations           284           313
                                              ---------     ---------

     Total current liabilities                   13,227        20,575
                                              ---------     ---------

Long-Term Liabilities:

    Others long term liability                      150             6
                                              ---------     ---------

     Total long term  liabilities                   150             6
                                              ---------     ---------
     Total liabilities
                                                 13,377        20,581
                                              ---------     ---------


Series B Preferred Stock                          1,465         1,361

Series C Preferred Stock                          1,724           870

Series D Preferred Stock                          2,000         2,000
                                              ---------     ---------

     Total Preferred Stock                        5,189         4,231
                                              ---------     ---------

Stockholders' equity:

   Common Stock                                      35            20

   Treasury Stock                                   (74)          (74)

   Additional paid-in capital                   375,167       373,186

   Accumulated deficit                         (360,750)     (363,173)

   Accumulated other comprehensive loss            (313)         (206)
                                              ---------     ---------

     Total Stockholders ' equity                 14,064         9,753
                                              ---------     ---------
Total liabilities and stockholders' equity    $  32,630     $  34,565
                                              =========     =========